UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 17, 2006

Exact name of registrants as specified in
Commission	their charters, address of principal executive	IRS Employer
File Number	offices and registrants' telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200

State or Other Jurisdiction of Incorporation: Idaho

None
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IDACORP, Inc.
IDAHO POWER COMPANY
Form 8-K

ITEM 8.01      OTHER EVENTS

General Rate Case

In a stipulation filed on February 27, 2006 in Idaho Power Company's (Idaho Power) general rate case, Idaho Power, the Staff of the Idaho Public Utilities Commission, and all other parties to the proceeding agreed to an average 3.2 percent increase ($18.1 million annually) in Idaho Power's electric rates.  If approved by the Idaho Public Utilities Commission (IPUC), the new rates are expected to become effective June 1, 2006.

Idaho Power filed its general rate case in October 2005, requesting the IPUC to approve an annual increase to its Idaho retail base rates of $44 million or 7.8 percent.  The rate case filing included six months of actual operating expenses and six months of projected expenses.  The agreed to increase in rates was lower than the requested amount due primarily to three factors: (1) 2005 actual numbers were significantly less than those forecasted, (2) the overall rate of return agreed to was 8.1 percent compared to the 8.42 percent Idaho Power requested (no specific return on equity was determined), and (3) net power supply costs were decreased to the amount currently existing in rates.  As a result of the stipulation, Idaho Power's overall rate of return would increase from the 7.85 percent currently authorized.

The press release relating to this stipulation is furnished as Exhibit 99.1 hereto.

California Refund Proceedings

IDACORP Energy L.P. (IE) and Idaho Power announced on February 17, 2006 that they had reached a settlement agreement with a group of California entities including: Pacific Gas & Electric Company, Southern California Edison Company, San Diego Gas & Electric Company, the California Attorney General, the California Department of Water Resources, the California Public Utilities Commission and the California Electricity Oversight Board (California Parties).

In 2001, IDACORP, Inc., the holding company of IE and Idaho Power, accrued a reserve of $42 million against estimated receivables of $44 million held by the California Independent System Operators (CalISO) and the California Power Exchange (CalPX) for certain sales into the California wholesale electricity market.  The dispute over these receivables generally involves a number of separate issues and multiple proceedings, including the: (1) California Refund proceedings, (2) Chargeback or "default share invoice" proceeding, and (3) Neutrality Charge proceeding.  This settlement covers each of these proceedings.  The California Refund proceedings are made up of a number of cases before the Federal Energy Regulatory Commission (FERC) relating to the price of sales into the California wholesale electricity markets for the May 1, 2000 through June 20, 2001 time period and several appeals of FERC decisions regarding these matters.  The settlement resolves most, but not all, of the issues among the settling parties regarding the California Refund proceedings.  Some market participants, representing approximately 10 percent of the market during this time period, are not parties to this settlement agreement and have the right to opt-in to this settlement (settling participants) or continue to participate in the California Refund proceedings (non-settling participants).

Upon approval of the settlement agreement by the FERC, IE and Idaho Power will assign $24.25 million in the form of a refund to the California Parties and the settling participants from its estimated receivable of $36 million related to the California Refund proceedings.  IE and Idaho Power will receive a cash payment of approximately $10.25 million and the CalISO and the CalPX will retain $1.5 million of the estimated receivables to fund potential claims from the non-settling participants when the California Refund proceedings have been completed.  Shares of the $24.25 million refund to the California Parties not claimed in the settlement will also remain available to extinguish potential claims from the non-settling participants when the California Refund proceedings have been completed.  In the fourth quarter of 2005, IDACORP, Inc. reduced its accrued reserve by $9.5 million.

In addition, on February 17, 2006 the California Parties supported a request made by IE and Idaho Power that the FERC direct the CalPX to release $2.27 million to IE and Idaho Power representing that part of the estimated receivables related to the Chargeback or "default share invoice" proceeding.  The FERC has ordered the CalPX to rescind all default share invoices related to the default of Pacific Gas & Electric Company and Southern California Edison Company, and to hold such funds in a separate account to be distributed when the California Refund proceedings have been completed.

The settlement agreement includes no acknowledgement of wrongdoing by IE or Idaho Power and reduces costly litigation while resolving most claims the parties to the settlement agreement and settling participants have against each other.  The press release relating to this agreement is furnished as Exhibit 99.2 hereto.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

Number	Description
99.1	Press Release dated February 27, 2006
99.2	Press Release dated February 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  February 28, 2006

IDACORP, Inc.

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services
and Chief Financial Officer

IDAHO POWER COMPANY

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services
and Chief Financial Officer

INDEX TO EXHIBITS

Number	Description
99.1	Press release dated February 27, 2006
99.2	Press release dated February 17, 2006